                                                                    EXHIBIT 10.7





        NORTHERN MICHIGAN EXPLORATION COMPANY AND CMS ENERGY CORPORATION

                                     SELLER

                                      and


                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP


                                     BUYER


                         ------------------------------
                         NATURAL GAS PURCHASE AGREEMENT
                         ------------------------------




May 1, 1989

                               TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
   I.  Definitions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

       A.  Buyer's Plant    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       B.  Btu    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       C.  Contract Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       D.  Contract Year    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       E.  cubic foot of gas    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       F.  day    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       G.  gas    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       H.  Heating Value    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       I.  Interstate Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       J.  Intrastate Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       K.  lease    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       L.  Maximum Daily Quantity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       M.  Mcf    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       N.  Minimum Daily Quantity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       O.  MMBtu    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       P.  month    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       Q.  Northern Michigan Wet Header System    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       R.  Prime Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       S.  psia   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       T.  psig   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       U.  Start-Up Date    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       V.  Transmission Company; Transmission Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4


  II.  Warranty of Deliverability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

 III.  Term of Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

  IV.  Quantity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

   V.  Commencement and Scheduling of Deliveries    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

  VI.  Price    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

 VII.  Billing & Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

VIII.  Delivery Point(s); Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

  IX.  Delivery Pressure    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                                                                                                  Page
                                                                                                                  ----
    X. Quality of Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

   XI. Measurement and Tests of Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

  XII. Warranty of Title    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

 XIII. Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

  XIV. Right To Terminate Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

   XV. Force Majeure    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

  XVI. Governmental Rules and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

 XVII. Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

XVIII. Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

  XIX. Miscellaneous    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

       Exhibit A - Point(s) of Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

       Exhibit B - Power Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                         NATURAL GAS PURCHASE AGREEMENT

          THIS AGREEMENT, effective as of May 1, 1989, is entered into by and between MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP, a Michigan limited partnership ("Buyer"), with its principal place of business in Midland, Michigan, and NORTHERN MICHIGAN EXPLORATION COMPANY and CMS ENERGY CORPORATION both of which are collectively herein referred to as "Seller";

                             W I T N E S S E T H :

          WHEREAS, Buyer is constructing a cogeneration plant located in Midland, Michigan; and

          WHEREAS, Buyer desires to secure a long-term natural gas supply for such cogeneration plant; and

          WHEREAS, Seller is in the business of exploration for and production of natural gas; and

          WHEREAS, Seller desires to sell and deliver natural gas to Buyer for use at Buyer's cogeneration plant and Buyer desires to purchase and receive such natural gas from Seller.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          1.1 The following terms, when used in this Agreement, shall have the following meanings:

          A. The term "Buyer's Plant" shall mean Buyer's gas fueled combined cycle, steam and electric cogeneration facility located in Midland County, Michigan.

          B.   The term "Btu" shall mean a British thermal unit.

          C. The term "Contract Price" shall mean the price to be paid by Buyer to Seller for all quantities of gas purchased and delivered hereunder, as determined pursuant to Article VI hereof.

          D. The term "Contract Year" shall mean a calendar year except that for the initial and final year it shall mean the portion thereof that occurs during the term of this Agreement.

          E. The term "cubic foot of gas" shall mean the volume of gas contained in one (1) cubic foot of space at a pressure of fourteen and seventy-three hundredths (14.73) psia, at a temperature of sixty degrees (60 degrees) Fahrenheit.

          F. The term "day" shall mean a period of twenty-four (24) consecutive hours (23 hours when changing from Standard to Daylight time and 25 hours when changing back to Standard time), beginning and ending at 7:00 AM local time at the Point of Delivery.

          G. The term "gas" shall mean and include natural gas produced from gas wells (gas well gas), gas which immediately prior to being produced from a reservoir is in solution with crude oil, or dispersed in an intimate association with crude oil, or in contact with crude oil across a gas-oil contact (casinghead gas), or residue gas resulting from the processing of either or both casinghead gas and gas well gas.

          H. The term "Heating Value" shall mean the quantity of heat in Btu produced by the complete combustion of a cubic foot of gas under standard conditions at constant pressure with air of the same temperature and pressure as the gas where the products of combustion are cooled to the initial temperature of the gas and air and where water formed by the combustion is condensed to a liquid state, all adjusted to reflect the actual water vapor content of the gas delivered. Standard conditions for the gas shall be sixty degrees (60 degrees) Fahrenheit, fourteen and seventy-three hundredths (14.73) psia and saturated with water vapor.

          I. The term "Interstate Gas" shall mean gas sold and purchased hereunder which is produced from wells located outside the State of Michigan.

          J. The term "Intrastate Gas" shall mean gas sold and purchased hereunder which is produced from wells located within the State of Michigan.

          K. The term "lease" shall mean any written instrument which gives Seller the rights to drill for, produce, and dispose of gas in, under, and from the lands described therein.

          L. The term "Maximum Daily Quantity" (MDQ) shall mean ten thousand (10,000) MMBtu/day of gas.

          M.   The term "Mcf" shall mean one thousand (1,000) cubic feet of gas.

          N. The term "Minimum Daily Quantity" shall mean seven thousand five hundred (7,500) MMBtu/day of gas.

          O. The term "MMBtu" shall mean a quantity of gas having a Heating Value of one million (1,000,000) Btu.

          P. The term "month" shall mean the period beginning at 7:00 a.m. local time at the Point of Delivery on the first day of a calendar month and ending at 7:00 a.m. local time at Point of Delivery, as described in Article VIII, on the first day of the next succeeding calendar month.

          Q. The term "Northern Michigan Wet-Header System" shall mean the pipeline system-in the northern portion of Michigan's Lower Peninsula that is operated pursuant to a contract between Consumers Power Company and Michigan Consolidated Gas Company dated November 1, 1971.

          R. The term "Prime Rate" shall mean the fluctuating per annum lending rate of interest from time to time published by CITIBANK, NA.

          S.   The term "psia" shall mean pounds per square inch absolute.

          T.   The term "psig" shall mean pounds per square inch gauge.

          U. The term "Start-Up Date" shall mean the first day of the first month following the date on which Buyer's Plant has achieved commercial operation for the generation and sale of electricity and steam as such commercial operation is defined in the Power Purchase Agreement between Consumers Power Company and Buyer dated July 17, 1986, or as amended, but in no event shall such date be earlier than January 1, 1990 nor later than May 1, 1990.
          V. The term "Transmission Company" or "Transmission Companies" shall mean the pipeline company or companies with which Buyer executes agreements for the transportation of gas from or downstream of the Point of Delivery as described in Article VIII.

                                   ARTICLE II
                           WARRANTY OF DELIVERABILITY

          Seller, except to the extent excused by force majeure, warrants the delivery of the Maximum Daily Quantity of gas provided for herein and failing that delivery, Seller shall indemnify Buyer for any and all costs and expenses that Buyer incurs in acquiring replacement gas elsewhere to the extent, if any, that such costs and expenses, on an MMBtu basis delivered into Buyer's facilities, are in excess of what Buyer would have incurred under this Agreement and related transportation agreements.

                                  ARTICLE III
                               TERM OF AGREEMENT

          3.1 This Agreement shall, be effective from the date hereof and shall continue in full force and effect for a primary term of twelve (12) years (the "Primary Term") commencing on the Start-Up Date and shall continue and remain in full force and effect thereafter for successive periods of one (1) year each (the

"Annual Renewal Term") unless and until terminated by either Seller or Buyer after giving written notice to the other party no later than nine (9) months prior to the expiration of the Primary Term or the then current Annual Renewal Term.

          3.2 The foregoing notwithstanding, the term shall be extended for such period, not to exceed two (2) years, as may be necessary to allow for (a) delivery of gas paid for but not taken; and (b) a makeup of Seller's prior underdeliveries when such underdeliveries are caused by an event of force majeure.

          3.3 Notwithstanding anything in the foregoing to the contrary, the terms of this Agreement shall not extend beyond December 31, 2005.

          3.4 Termination of this Agreement shall not affect the accrued rights and liabilities of the parties hereunder.

                                   ARTICLE IV
                                    QUANTITY

          4.1 Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase, receive and pay Seller for, or to pay Seller for if available but not taken, during each Contract Year, a daily average quantity of gas equal to seven thousand five hundred (7,500) MMBtu of gas per day.

          4.2 It is provided, however, that Buyer shall have the right to purchase, and Seller will sell and deliver to Buyer, such quantity of gas as Buyer may from day to day elect to purchase, up to ten thousand (10,000) MMBtu of gas per day.

          4.3 The gas purchased hereunder shall be delivered and received, as nearly as practicable, at uniform rates of flow. The daily quantity of gas actually delivered may vary ten percent (10%) above or below the quantity requested by Buyer to be delivered hereunder, But in no event shall the total quantity delivered in any month vary more than three percent (3%) above or below the total quantity requested by Buyer for that month.

          4.4 Commencing May 1, 1990, if the quantity of gas taken by Buyer hereunder during any Contract Year is less than the quantity provided for in
Section 4.1 of this Article, Buyer shall within sixty (60) days thereafter, pay Seller for the deficiency at the last price in effect during such Contract Year. It is provided, however, the quantity of gas to be paid for but not taken hereunder shall be reduced by the volume of gas Buyer elects not to take for failure of such gas to meet the quality specifications hereinafter set forth and the volume of gas Buyer shall have been prevented from taking by reason of force majeure or Seller's failure or inability to deliver the volumes requested by Buyer, up to the daily volume specified in Section 4.2 above. For purposes of computing the deficiency payment the deficiency shall be deemed to be Intrastate Gas and Interstate Gas in the same proportions as the takes of such gas by Buyer during the last Contract Year in which no deficiencies in the Buyer's takes occurred unless no such Contract Year exists, in which event such proportions shall be based on takes during the Contract Year in which the deficiency was incurred. Buyer shall have the right during the succeeding five
(5) Contract Years but not beyond the term of this Agreement, as provided in
Article III, to make up any gas paid for but not taken by deducting from future monthly statements all gas taken in excess of seven thousand five hundred (7,500) MMBtu per day until the full amount of such gas is recovered by Buyer.

          4.5 It is recognized that Buyer will require quantities of gas for use at Buyer's Plant for as much as twelve (12) months prior to the Start-Up Date. Seller agrees that it will sell and deliver to Buyer on a best efforts basis such quantities of gas as may be requested by Buyer from time to time prior to the Start-Up Date for use in Buyer's Plant up to the Maximum Daily Quantity; provided that the price per MMBtu for all such gas delivered by Seller prior to the Start-Up Date shall be as specified in Article VI.

          4.6 If Seller so elects in writing to Buyer, Buyer shall use diligent efforts to purchase hereunder or arrange for others to purchase gas from Seller under the terms hereof for the period pending the Start-Up Date. If Buyer has a comparable commitment under other contracts, this obligation shall be on a pro rata basis and need not be pursued by Buyer if it leaves Buyer economically disadvantaged.

          4.7 Seller reserves the right to process or have processed, prior to or after delivery, all or a portion of the gas deliverable to Buyer hereunder for the removal of all constituents other than methane, except for such methane as is removed under normal operation of such processing facilities. In the event Seller's gas is to be processed after delivery hereunder, Buyer will, to the best of its ability, deliver or cause to be delivered to Seller or for Seller's account, volumes of gas for processing which contain, as nearly as practicable, Seller's pro rata share of all liquefiable hydrocarbons contained in the commingled gas stream. Such processing shall not lower the total heating value of the gas below that required in Article X and shall be subject to such other conditions as may be acceptable to both parties. Title to all products removed or recovered by said processing shall remain in Seller; however, Seller agrees to reimburse Buyer for the cost of the fuel, shrinkage and plant loss volumes attributable to such processing, plus the cost of transporting such volumes to the processing plant if and to the extent the total of such transportation cost and all other transportation costs to deliver the gas to Buyer's Plant exceeds the cost of transportation Buyer is otherwise obligated to bear under this Agreement.

                                   ARTICLE V
                   COMMENCEMENT AND SCHEDULING OF DELIVERIES

          5.1 To allow Buyer to arrange for transportation, Seller shall advise Buyer where and in what quantities gas can be made available hereunder and once deliveries have begun, they shall not be shifted between or among Point(s) of Delivery without the agreement of both parties.

          5.2 If Buyer desires to take gas under this Agreement for test purposes in advance of the Start-Up Date, Buyer shall give Seller written notice as far in advance as practicable, and at least one hundred and twenty
(120) days prior to the date when Buyer estimates it will first require delivery of gas, stating the daily quantity of gas that it desires. Buyer will also give Seller such written notice approximately thirty (30) days in advance of the estimated Start-Up Date. Seller will commence and adjust its delivery of gas hereunder in accordance with Buyer's notice; provided that such notice conforms to the requirements of this Agreement. To the extent it is able to do so, Seller may, however, at Buyer's request, agree to waive any advance notice requirement.

          5.3 In the month of the Start-Up Date and every month thereafter, Buyer shall nominate to Seller, ten (10) days before the end of each month, the quantity of gas to be purchased hereunder for the following month. Seller will commence and adjust its delivery of gas hereunder in accordance with Buyer's nomination. If Buyer desires to change the nominated volume during the month it shall give Seller no less than twenty-four (24) hours advance notice of such change. However, if the volume change is greater than ten percent (10%) of the MDQ, such notice shall be given seventy-two (72) hours in advance. To the extent it is able to do so, Seller may, however, at Buyer's request agree to waive any part of said advance notice requirement.

          5.4 To the extent that the procedures set forth herein conflict with the rules and tariffs filed with and approved by those regulatory agencies exercising regulatory authority over the Transmission Companies, such rules and tariffs will control and the parties shall cooperate fully with each other in complying with such rules and tariffs.

                                   ARTICLE VI
                                     PRICE

          6.1 The price to be paid by Buyer to Seller for all quantities of Interstate Gas hereunder, including those quantities that are available and not taken by Buyer, as herein otherwise required, inclusive of all taxes and other adjustments or costs not provided for herein, shall be determined separately for each month and shall be the greater of the "Fixed Escalator Price" or the "Energy Index Price" as defined below:

          (a) The Fixed Escalator Price per MMBtu of Interstate gas sold and delivered shall be as follows:

                         January  1, 1988         2.15
                         January  1, 1989         2.21
                         January  1, 1990         2.30
                         January  1, 1991         2.39
                         January  1, 1992         2.49
                         January  1, 1993         2.59
                         January  1, 1994         2.69
                         January  1, 1995         2.80
                         January  1, 1996         2.91
                         January  1, 1997         3.03
                         January  1, 1998         3.15
                         January  1, 1999         3.27
                         January  1, 2000         3.40
                         January  1, 2001         3.54
                         January  1, 2002         3.68
                         January  1, 2003         3.83
                         January  1, 2004         3.98

          (b) The Energy Index Price shall be $1.95 per MMBtu, effective January 1, 1988, adjusted on a monthly basis thereafter by adding or subtracting, as appropriate, an amount obtained by subtracting

               $1.95 from the product of (i) $1.95 per MMBtu, multiplied by
               (ii) a fraction, the numerator of which is the sum of the then current month's energy charges associated with fixed expenses and variable expenses referenced in Exhibit "C" of the 1986 Power Purchase Agreement between Consumers Power Company and Buyer and the denominator of which is the sum of energy charges associated with fixed expenses and variable expenses referenced in Exhibit "C" of said Power Purchase Agreement for the month of December 1987 (which will represent data for the 12 months ending October 31, 1987).

          6.2 The price to be paid by Buyer to Seller for all quantities of Intrastate Gas hereunder, including those quantities that are available and not taken by Buyer as herein otherwise required, inclusive of all taxes and other adjustments or costs not provided for herein, shall be determined separately for each month as the price prescribed pursuant to Section 6.1 above plus $.45 per MMBtu.

          6.3 Buyer shall pay Seller a price per MMBtu equal to the price calculated in Section 6.1 or 6.2 above, as applicable, for all quantities of gas delivered to the Delivery Point prior to the Start-Up Date and purchased by Buyer pursuant to this Agreement.

          6.4 Buyer, except to the extent excused by force majeure, agrees to provide firm transportation for the Minimum Daily Quantity. Buyer will make arrangements for and bear the cost of transportation from the Point of Delivery to Buyer's Plant of all gas delivered by Seller to Buyer hereunder; provided, however, as to all gas delivered to the Northern Michigan Wet-Header System, Buyer will be reimbursed by Seller for two-thirds (2/3) of all third party costs incurred as a transportation fee or charge to transport gas from the Point(s) of Delivery on the Northern Michigan Wet-Header System through any facilities to any of the Buyer's gas pipeline system, to the Consumers Power Company gas pipeline system, or the Michigan Gas Storage Company pipeline system for any gas transported pursuant to this contract. Subject to force majeure, failure of Buyer to arrange transportation from the Point of Delivery to Buyer's Plant of all gas available to Buyer in accordance with the terms hereof shall constitute and be deemed for purposes of this Agreement failure by Buyer to take such gas. Seller shall have no obligation to arrange for transportation, nor shall Seller bear all or any portion of the cost of transportation from the Point(s) of

Delivery to Buyer's Plant except as otherwise specifically provided with respect to transportation on the Michigan Wet Header System.

                                  ARTICLE VII
                              BILLING AND PAYMENTS

          7.1 After the delivery of gas has commenced hereunder, Seller shall, on or about the tenth (10th) day of each month, render to Buyer a statement showing the estimated quantity of gas delivered during the preceding month under this Agreement and the adjustment, if any, required to conform the prior month's estimate with actual deliveries. Payment of the amount due based on such statement shall be made by Buyer to Seller within fifteen (15) days following receipt of such a statement by wire transfer.

          7.2 Should Buyer fail to pay the full amount to Seller when the same is due, interest on amount not paid thereon shall accrue at the Prime Rate, or the maximum legal rate, whichever is the lesser, compounded annually from the date such payment is due until the same is paid. If such default in payment continues for sixty (60) days after written notice sent by registered United States mail from Seller to Buyer, Seller may, at its election, to be exercised at any time while such default continues, and in addition to all other remedies, on thirty (30) days written notice to Buyer, suspend deliveries of gas hereunder and may cancel and terminate this Agreement; provided, however, that the provisions for suspending deliveries or terminating this Agreement shall not apply if Buyer's refusal to pay any amount claimed by Seller is the result of a bonafide dispute.

          7.3 Each Party shall have the right at reasonable hours to examine the records of the other party to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of any Article hereof. If any such examination reveals any inaccuracy in any billing or payment previously made, the necessary adjustment in such billing or payment shall be promptly made. No adjustment for any error in billing or payment shall be made after the lapse of two (2) years from the rendition thereof.

                                  ARTICLE VIII
                            DELIVERY POINT(S): TITLE

          8.1 For Intrastate Gas the Point(s) of Delivery shall be any point selected by Seller with Buyer's approval, which approval shall not be unreasonably withheld, on Buyer's or Consumers Power Company's gas pipeline system, the Northern Michigan Wet-Header System, or the pipeline system of Michigan Gas Storage Company. The cost of transporting gas on the Northern Michigan Wet-Header System shall be borne as specified in Section 6.4.

          8.2 For Interstate Gas the Point(s) of Delivery shall be any point selected by Seller with Buyer's approval, which approval shall not be unreasonably withheld, on the pipeline systems of the ANR Pipeline Company, Panhandle Eastern Pipe Line Company, Trunkline Gas Company, or Great Lakes Gas Transmission Company. Seller shall have the option to select a Point of Delivery for its Interstate Gas on a pipeline system other than those identified in the preceding sentence, and Buyer shall use its best efforts to arrange for all transportation of the gas to Buyer's Plant provided that Seller bears all transportation costs incurred to transport the gas that are in excess of $0.45 per MMBtu.

          8.3 Title to gas delivered hereunder shall pass to Buyer when it is received by or on behalf of Buyer at such Point(s) of Delivery, subject to the provisions of Section 4.7. All costs and expenses of delivering the gas to the Point(s) of Delivery shall be borne by Seller.

                                   ARTICLE IX
                               DELIVERY PRESSURE

          Seller shall be required to deliver gas hereunder against the varying pressures in the Transmission companies' pipelines and shall install, maintain and operate all necessary compression equipment at no cost to Buyer.

                                   ARTICLE X
                                 QUALITY OF GAS

          10.1 The gas to be delivered hereunder shall Comply with the quality requirements prescribed (without discrimination against Seller) by the pipeline system or Transmission Company taking the gas at the Point of Delivery.

          10.2 Buyer shall have the right to terminate this Agreement in the event that Seller fails to correct any deficiency in quality within thirty (30) days following written notice to Seller of any such deficiency.

                                   ARTICLE XI
                          MEASUREMENT AND TESTS OF GAS

          11.1 Seller or Seller's designee shall, at Seller's expense, install, maintain and operate near the Point of Delivery orifice meters with charts and any other auxiliary measuring equipment necessary in order to accomplish accurate measurement and testing of the gas; such measurement equipment to be installed and operated in accordance with the standards approved by the American National Standards Institute (ANSI) Report 2530 dated June 28, 1977, and prescribed in the Gas Measurement Committee of the American Gas Association
(AGA) Report Number 3 (herein called "ANSI/API 2530, First Edition"), as it is now and from time to time may be revised, amended, supplemented and/or superseded, or by any other method commonly used in the industry and mutually acceptable to Seller and Buyer. It shall be the responsibility of Seller to place its measuring equipment on a site to be determined by mutual agreement between Seller and the Transmission Companies. Any disputes about the quantity of gas delivered to the Transmission Companies for Buyer's account shall be resolved by Seller and the Transmission Companies. Until such dispute is settled, the quantity of gas received for Buyer's account shall be deemed to be that amount which is acknowledged by such Transmission Companies.

          11.2 The specific gravity of the gas shall be determined by Seller or Seller's designee at Seller's expense with accuracy to the nearest one thousandth (1/1000) by having specific gravity determined, when the subject gas is flowing, by the use of a recording gravitometer of an approved type commonly used and accepted in the industry, or, at Seller's election, the specific gravity of the gas may be determined monthly, at Seller's expense, by an independent laboratory approved by Buyer which approval shall not be unreasonably withheld on the basis of samples of gas delivered during the month taken, while the subject gas is flowing, by a continuous sampling device of a type, quality and design approved by Buyer (which approval will not be unreasonably withheld).

          11.3 The Heating Value per cubic foot of gas shall be determined by Seller or Seller's designee at Seller's expense by the arithmetical average of the records, established while the subject gas is flowing, of a recording calorimeter of an approved type commonly used and accepted in the industry, or, at Seller's election, the Heating Value per cubic foot of the gas may be determined, monthly, at Seller's expense, by an independent laboratory approved by Buyer which approval shall not be unreasonably withheld on the basis of samples of gas delivered hereunder during the month, taken by a continuous sampling device of a type, quality and design approved by Buyer (which approval will not be unreasonably withheld).

          11.4 The temperature of the gas shall be determined by Seller or Seller's designee at Seller's expense by use of a recording thermometer of an approved type commonly used and accepted in the industry.

          11.5 Deviation from the Ideal Gas Law at the pressures, specific gravities and temperatures of the gas upon delivery shall be determined as often as found necessary. Correction of volumes for deviation from the Ideal Gas Law shall be made by use of factors obtained from the table entitled "Supercompressibility Factors for Natural Gas," published in ANSI/API 2530, First Edition, as it is now and from time to time may be revised, amended, supplemented and/or superseded. Each test shall determine the corrections to be used in computing volume until the next test is made.

          11.6 Buyer may, at its option and expense, install and operate check measuring equipment to check the accuracy of Seller's measurements. Buyer shall install and operate such check measuring equipment so that it will not interfere with the operation of Seller's facilities.

          11.7 Each party shall give reasonable notice to the other of tests so that each party may (at its own expense) have its representative present at the tests. If such notice has been given, the party giving the notice may proceed as though the other party were present and such test results shall be used until the next regularly scheduled test or requested test.

          11.8 Tests for sulfur and hydrogen sulfide content of the gas shall be made by Seller or Seller's designee, at Seller's expense, by approved standard methods from time to time as requested by either party hereto, but not more often than quarterly.

          11.9 The accuracy of Seller's measuring and testing equipment shall be verified monthly at approximately the same date in each month, and at such other times as requested by either party. All tests shall be made at Seller's expense, except that Buyer shall bear the expense of tests made at its request if the inaccuracy found is two percent (2%) or less. If upon any test, any of Seller's meters is found to be inaccurate:

          (a) By two percent (2%) or less, previous readings thereof shall be considered correct, but such meter shall be adjusted at once to read correctly.

          (b) By more than two percent (2%), the registration of such meter shall be corrected for any period which is definitely known or agreed upon, but in case the period is not definitely known or agreed upon, then for a period extending back one-half (1/2)-of the time elapsed since the date of the last calibration. Following any test, metering equipment found inaccurate shall be immediately corrected by Seller to a condition of accuracy. If, for any reason, any meter is out of the above-stated range of tolerance, the amount of gas delivered through the period such meter is out of tolerance shall be estimated and agreed upon by the parties hereto upon the basis of the best data available, using the first of the following methods which is feasible:

               (1) By using the registration of a check meter if installed and accurately registering; or

               (2) By correcting the error if the percentage of error is ascertainable by calibration test or mathematical calculation; or

               (3) By estimating the quantity of deliveries by deliveries during preceding periods under similar conditions when the meter was registering accurately.

        11.10 The reading, calibration and adjustment of such equipment and the changing of charts shall be done only by the party responsible for the operation of such equipment or said party's authorized representative.

                                  ARTICLE XII
                               WARRANTY OF TITLE

        Seller hereby warrants (i) title to all gas sold hereunder, (ii) that it has the right to sell same to Buyer and (iii) that all such gas shall be free from any and all lions and adverse claims of any nature; and Seller agrees to indemnify and save and hold harmless Buyer from and against any loss, cost, claim, expense or liability whatsoever with respect to or resulting from any adverse claim by any party with respect to any gas delivered to Buyer under this Agreement.

                                  ARTICLE XIII
                                     TAXES

           Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the gas delivered hereunder prior to or on a concurrent basis with its delivery to Buyer (including, but without limitation, all severance and sales taxes), and Buyer shall pay or cause to be paid all taxes and assessments imposed upon Buyer with respect to gas delivered hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Agreement.

                                  ARTICLE XIV
                          RIGHT TO TERMINATE AGREEMENT

           14.1 In addition to and without limiting any other lawful right or remedy of Buyer for any default by Seller provided by law or under any other Section of this Agreement, Buyer shall have the right at its election to terminate this Agreement upon twenty (20) days' written notice to Seller if Seller, for any reason, other than force majeure, fails to provide an average of ninety percent (90%) of the requested quantity of gas (provided the request is for a volume not in excess of the Maximum Daily Quantity) averaged over a period of at least one hundred twenty (120) consecutive days which occurred within a period of one hundred forty (140) days immediately preceding the giving of such notice of termination.

           14.2 In addition to and without limiting any other lawful right or remedy of Seller for any default by Buyer provided by law or under any other Section of this Agreement, Seller shall have the right at its election to terminate this Agreement upon twenty (20) days' written notice to Buyer if Buyer, for any reason other than force majeure, fails to take at least fifty percent (50%) of the MDQ averaged over a period of at least one hundred eighty
(180) consecutive days occurring within not more than two hundred (200) days immediately preceding the giving of such notice of termination.

                                   ARTICLE XV
                                 FORCE MAJEURE

           15.1 Neither party hereto shall be liable for any failure to perform the terms of this Agreement when such failure is due to "force majeure" as hereinafter defined. The term "force majeure," as employed herein and for all purposes relating hereto, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, explosions fires, arrests and restraints of governments and people, civil disturbance, repairs to remedy breakage or accident affecting Buyer's Plant or pipeline facilities used to transport gas to Buyer's Plant, mechanical breakdowns of Buyer's Plant or pipeline facilities used to transport gas to Buyer's Plant, inability to obtain adequate transportation, inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (federal, state or local), including both civil and military, the failure of a customer to take contracted levels of steam or electricity from Buyer and any other causes whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; provided that the settlement of strikes and other labor disputes shall be at the sole discretion of the party experiencing such difficulty.

           15.2 Without limitation of the foregoing, force majeure shall also include failure of Seller to deliver gas it is otherwise obligated to make available hereunder when such failure is due to circumstances beyond Seller's reasonable control relating to the leases and wells from which gas is being produced for delivery by Seller hereunder, including, without limitation: mechanical or operational disruptions; declines in production rates or reserves not reasonably anticipated by Seller; any action or failure to act on the part of the operator (except where Seller is the operator) of any such wells; sales by Seller to other buyers as a result of Buyer's failure to take hereunder, regardless of force majeure; provided that with respect to all force majeure events Seller shall exercise due diligence to restore gas deliveries hereunder as soon as reasonably possible when the force majeure is abated and with respect to any force majeure experienced by Seller, Seller shall make up delivery deficiencies as soon as practicable during the term of this Agreement through gas deliveries in excess of contracted volumes and at the price in effect for gas at the time of delivery.

                                  ARTICLE XVI
                             RULES AND REGULATIONS

          16.1 This Agreement shall be subject to all valid laws, orders, directives, rules and regulations of any governmental body or official having jurisdiction. Seller shall in any event endeavor to maintain this Agreement and shall not unilaterally petition to amend it.

                                  ARTICLE XVII
                                   ASSIGNMENT

          17.1 The terms, covenants and conditions hereof shall be binding on the parties hereto and on their successors and assigns.

          17.2 Either party may assign its interest under this Agreement, without the consent of the other party, to an affiliate or any company which shall succeed, by purchase, merger, consolidation, or other transfer, to substantially all of its assets. In the event of any such assignment, such successor shall be entitled to the rights and shall be subject to the obligations of its predecessor. Seller acknowledges that pursuant to a certain Gas Backup Agreement among Consumers Power Company, The Dow Chemical Company (Dow) and the Midland Cogeneration Venture Limited Partnership dated January 27, 1987, Buyer may be required to make an assignment to Dow of certain rights under this Agreement. Seller specifically agrees to accept such assignments, if any, made by Buyer to Dow in accordance with the aforementioned Gas Backup Agreement. Except as provided above and in Section 17.3 below, neither party shall assign this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; and in any event, the party assigning its interest shall not, without a specific written agreement with the other party to this contract, be released from any of its obligations by-the other party. Nothing herein contained shall prevent or restrict either party from pledging, granting a security interest in, or assigning as collateral all or any portion of such party's interest to secure any debt or obligation of such party under any mortgage, deed of trust, security agreement or similar instrument.

          17.3 Seller's rights, duties and obligations under this Agreement shall be freely assignable and delegable, in whole or in part, from time to time during the term of this Agreement. In the event Seller proposes to so assign and/or delegate its rights, duties and/or obligations, it shall provide Buyer with fifteen (15) days advance notice of such proposed assignment and/or delegation. No such assignment and/or delegation shall relieve the Seller of any obligations hereunder, but rather Seller and its assignee shall be jointly and severally liable to Buyer therefor, unless Buyer determines in good faith that the person or entity to which any delegation of obligations has been made has the financial or other capability to discharge such obligations. If Buyer in good faith makes such determination, Seller shall be released of all liabilities to Buyer to the extent of such obligations, with such release to be evidenced by a writing in mutually agreeable form signed by the parties hereto.

                                 ARTICLE XVIII
                                    NOTICES

              Except as otherwise herein provided, any notice, request, demand or statement given in writing or required to be given in writing by the terms of this Agreement shall be deemed given when deposited in the government mail, postage prepaid, as first-class mail, directed to the post office address of the parties as follows:

                                   TO SELLER:

                                   Northern Michigan Exploration Company
                                   One Jackson Square
                                   Jackson, MI 49202
                                   Attention: Mr. G. L. Wright


                                   TO BUYER:

                                   Midland Cogeneration Venture
                                   Limited Partnership
                                   100 Progress Place
                                   Midland, MI 48640


or at such other address as either party may from time to time specify as its address for such purposes by registered or certified letter addressed to the other party. Notices, requests, demands or statements made in person, by telephone, Telecopier, Telex or wire shall be deemed given when received.

                                  ARTICLE XIX
                                 MISCELLANEOUS

              19.1 As between the parties hereto, Seller shall, subject to the provisions of Section 4.7, be or shall be deemed to be, in exclusive control and possession of the gas sold hereunder and responsible for any damage or injury caused thereby until such gas is delivered at the Point of Delivery, at which time Buyer shall be or shall be deemed to be in exclusive control and possession of such gas.

              19.2 If, in any month during the term of this Agreement, Seller is unable, for reasons other than force majeure, to deliver to Buyer a quantity requested by Buyer of gas equal to the Maximum Daily Quantity times the number of days in such month, Buyer shall have the right, in addition to any other right or remedy provided by law or under any other Section of this Agreement, to require Seller to pay for any unutilized pipeline demand charges incurred by Buyer as a result thereof during such month.

              19.3 No waiver by either Seller or Buyer of any default by the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

              19.4 The numbering and descriptive headings of particular provisions of this Agreement are for the purpose of facilitating administration and shall not be construed as having any substantive effect on the terms of this Agreement.

              19.5 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF MICHIGAN.

              19.6 Each of the parties agrees to proceed with due diligence in a good faith effort to obtain such governmental authorizations as may be necessary to enable performance of this Agreement.

              19.7 This Agreement is subject to the January 27, 1987 Gas Supply Option between Buyer and Dow and to Dow's rights under a certain Gas Backup Agreement with Buyer and Consumers Power Company dated January 27, 1987.

              19.8 If any provision of this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void or make unenforceable any other provision of this Agreement.

              19.9 Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Buyer arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners of Buyer. By entering into this Agreement, Seller waives any and all right to sue for, seek or demand any judgment against such partners and their affiliates, other than Buyer, by reason of the nonperformance by Buyer of its obligations under this Agreement or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against Buyer.

              19.10 This Agreement may be amended only by a written instrument executed by the parties hereto. This Agreement contains the entire understanding of the parties with respect to the matter contained herein.
There are no promises, covenants or undertakings other than those expressly set forth herein.

              19.11 Buyer shall reimburse Seller for all "Excess Royalty Payments" which Seller may be required to pay with respect to any "Royalty Volume" of gas delivered under this Agreement. The term "Excess Royalty Payments", as used herein, is the amount Seller is required to pay in excess of the Contract Price paid to Seller hereunder with respect to lessor's royalty, overriding royalty, net profits or other interests in production or proceeds thereof from the leases from which gas is delivered by Seller to Buyer hereunder. "Royalty Volume", as used herein, shall mean the volume of gas attributable to any such royalty, overriding royalty, net profits or other burden on such production or proceeds thereof, not to exceed twenty percent (20%) of the total volume of gas delivered by Seller to Buyer under this Agreement during the period for which such Excess Royalty Payments are due.

              19.12 The warranty of deliverability given by seller under this Agreement may be converted to a dedication of Seller's reserves, at the option of Buyer, if Seller:

                        (a) provides another reserve dedication to a subsequent
                            purchaser of its natural gas production for a project or use which is similar to Buyer's Plant, upon terms and conditions substantially similar to those contained herein (and for this purpose substantially similar terms shall be deemed to exist where the contract entered into between the Seller and the third party is for a duration of greater than five (5) years, contains prices which are defined or readily ascertainable at the commencement of the contract, and pertains to dedicated reserves which are located in Seller's producing areas); or

                        (b) dedicates more than fifty percent (50%) of its
                            proved reserves that are in the United States and not dedicated under a contract executed prior to April 1988.

Buyer's right to request that Seller provide a dedication of reserves, and Seller's obligation to provide such dedication, shall terminate at the end of the eighth (8th) Contract Year.

              19.13 This agreement supersedes the agreement between the parties dated April 1, 1988 and as of the date hereof such agreement of April 1, 1988 shall no longer be binding upon the parties.

              IN WITNESS WHEREOF, this Agreement is executed in multiple originals effective as of the day and year first hereinabove written.

              BUYER                      MIDLAND COGENERATION VENTURE LIMITED
                                           PARTNERSHIP

                                         By:    /s/    Rodney E. Boulanger

                                         Name:         Rodney E. Boulanger

                                         Title:        President and CEO


              SELLER                     NORTHERN MICHIGAN EXPLORATION COMPANY

                                         By:    /s/    Gordon L. Wright

                                         Name:         Gordon L. Wright

                                         Title:        Vice President Operations


              SELLER                     CMS ENERGY CORPORATION

                                         By:    /s/    S. Kinnie Smith, Jr.

                                         Name:         S. Kinnie Smith, Jr.

                                         Title:        President

                                   EXHIBIT A
                              POINT(S) OF DELIVERY

                                   EXHIBIT B
                            POWER PURCHASE AGREEMENT

          IN WITNESS WHEREOF, this Agreement is executed in multiple originals effective as of the day and year first hereinabove written.

          BUYER                    MIDLAND COGENERATION VENTURE LIMITED
                                     PARTNERSHIP

                                   By:  /s/  Rodney E. Boulanger

                                   Name:     Rodney E. Boulanger

                                   Title:    President and CEO


          SELLER                   NORTHERN MICHIGAN EXPLORATION COMPANY

                                   By:  /s/  Gordon L. Wright

                                   Name:     Gordon L. Wright

                                   Title:    Vice President Operations


          SELLER                   CMS ENERGY CORPORATION

                                   By:  /s/  S. Kinnie Smith, Jr.

                                   Name:     S. Kinnie Smith, Jr.

                                   Title:    President